As Filed with the Securities and Exchange Commission on February 22, 1996.

                                               Registration No. 33-_____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              SPECTRASCIENCE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         MINNESOTA                                      41-1448837
  (State of Incorporation)              (I.R.S.  Employer Identification Number)

      5909 BAKER ROAD, SUITE 580,MINNETONKA, MN 55345. TEL: (612) 931-9000
       (Address, Including Zip Code, and Telephone Number of Registrant's
                           Principal Executive Offices)

                                BRIAN T. MCMAHON
                      President and Chief Executive Officer
                              SpectraScience, Inc.
                5909 Baker Road, Suite 580, Minnetonka, MN 55345.
                               Tel: (612) 931-9000

                                    Copy To:
                           STEPHEN P. KREGSTEIN, ESQ.
                       4999 Pearl East Circle, Suite 300,
                               Boulder, CO 80301.
                               Tel: (303) 449-9445

           (Name, Address, and Telephone Number of Agent For Service)

                     --------------------------------------


Approximate date of commencement of proposed sale to the public: From time to time, as soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

                                     CALCULATION OF REGISTRATION FEE

------------------------ ------------------------ --------------------- ---------------------- ----------------------
Title of Each Class of
   Securities to be              Amount                 Proposed          Proposed Maximum
      Registered                  to be                 Maximum          Aggregate Offering          Amount of
                               Registered            Offering Price             Price             Registration Fee
------------------------ ------------------------ --------------------- ---------------------- ----------------------
Common Stock,
$.25 par value                  2,264,006                $7.00               $15,848,042             $5,464.84
------------------------ ------------------------ --------------------- ---------------------- ----------------------


The price of $7.00 per share, which was the average of the bid price of $6.50 and ask price of $7.50 for the Common Stock on February 20, 1996, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1993.

                     --------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.


                              SPECTRASCIENCE, INC.

                        2,264,006 SHARES OF COMMON STOCK
                           ($.25 PAR VALUE PER SHARE)

                        --------------------------------

         This Prospectus relates to the public offering, which is not being underwritten, of shares (the "Shares") of Common Stock, par value $.25 per share (the "Common Stock") of SpectraScience, Inc. (the "Company"). The shares may be offered by certain securityholders of the Company or by pledges, donees, transferees or other successors in interest that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders") from time to time in transactions on the Nasdaq Small Cap Market, in over-the-counter trades, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares are issuable upon conversion of Series A Preferred Stock ("Preferred A") and Series B Preferred Stock ("Preferred B") and exercise of warrants received by the Selling Shareholders in private placements by the Company and in providing bridge loan financing (the "Bridge Loans") to the Company (collectively, the "Warrants"). See "Recent Developments". Preferred A, Preferred B and the Warrants were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to a commitment to the Selling Shareholders made by the Company in connection with the private placements and the Bridge Loans. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions.) See "Selling Shareholders" and "Plan of Distribution".

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. However, the Company may receive gross proceeds of up to $4,900,213 if all the Warrants were exercised. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Shareholders.

         The Common Stock of the Company is traded over-the-counter under the symbol "SPSI". On February 14, 1996, the average of the bid and ask prices for the Common Stock was $7.00 per share.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act , and any commissions received by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                        --------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
              SEE "INVESTMENT CONSIDERATIONS" COMMENCING ON PAGE 4.

                        --------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
                HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                   STATE SECURITIES COMMISSION PASSED UPON THE
                     ACCURACY OR ADEQUACY OF THE PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is February 14, 1996



         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.


                               ------------------
                                TABLE OF CONTENTS
                               ------------------

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION ......................................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............................  3

INVESTMENT CONSIDERATIONS ..................................................  4

THE COMPANY ................................................................  7

RECENT DEVELOPMENTS ........................................................  8

USE OF PROCEEDS ............................................................  8

DILUTION ...................................................................  9

SELLING SHAREHOLDERS ....................................................... 10

PLAN OF DISTRIBUTION ....................................................... 11

DESCRIPTION OF CAPITAL STOCK ............................................... 12

LEGAL MATTERS .............................................................. 13

EXPERTS .................................................................... 13


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as apart thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, (b) the definitive Proxy Statement dated May 19, 1995, filed in connection with the Company's 1995 Annual Meeting of Shareholders, (c) a registration statement on Form S-8 filed on September 28, 1995, in connection with the registration of Common Stock to be issued upon exercise of certain stock options issued pursuant to the Company's 1991 Stock Option Plan, As Amended, (d) the description of the Company's Common Stock contained in its registration statement on Form 8-A filed on March 11, 1985, including any amendment or report filed for the purpose of updating such description, and (e) the Company's Report on Form 8-K filed on January 10, 1996.

         All other documents filed by the Company pursuant to Sections 13(a), 13(c),14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference, other than certain exhibits to such documents. Requests for such copies should be directed to:
Investor Relations, SpectraScience, Inc., 5909 Baker Road, Suite 580, Minnetonka, MN 55345; USA, Tel. No. (612) 931-9000.


                            INVESTMENT CONSIDERATIONS

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND MAY NOT BE APPROPRIATE FOR INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS SHOULD BE FULLY AWARE OF THE FOLLOWING INVESTMENT CONSIDERATIONS AND SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.

         1. Future Capital Needs; Uncertainty of Additional Financing: The development of the Company's products will require the commitment of substantial funds to conduct research and development, to establish commercial scale manufacturing capabilities, and to market its products. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development, the scope and results of clinical trials, the cost and time of obtaining regulatory approvals, the rate of technological advances, determinations as to the commercial potential of the Company's products, the status of competitive products and the establishment of manufacturing capacity. The Company anticipates that its current funds will be adequate to satisfy its capital requirements for approximately the next two years. The Company anticipates that it will be required to raise substantial additional funds, including funds raised through strategic partnerships and additional public or private financings. No assurance can be given that additional financing will be available on acceptable terms, or at all.

         2. Volatility of Stock Price: The market price for securities of high technology medical products companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new diagnostic or therapeutic products by the Company or its competitors, government regulations, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant effect on the market price of the Company's Common Stock.

         3. Early Stage of Development; Limited Sales; Regulatory Approval; Market Acceptance: Although sale of certain of the Company's products have begun in international markets, sales to date have been very limited and it is not anticipated that revenues from sales of Company products will be significant for at least another year. Moreover, there are many reasons that potential products that appear promising do not result in successful commercialization. Newly developed products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit the Company to operate profitably.

         4. Ongoing Clinical Trials: In June 1995, the Company and Massachusetts General Hospital's Wellman Laboratories of Photomedicine ("Wellman Lab") entered into a 2-year collaborative research agreement for the spectroscopic detection of cancer using minimally invasive endoscopic and laparoscopic techniques. Applications currently targeted include the real-time spectroscopic identification and differentiation of pre-cancerous lesions and cancerous tissues in various areas of the body which can be accessed less invasively, such as the lung, bladder, prostate, cervix, upper and lower gastrointestinal tract and colon. While the Company believes that the Wellman Lab is extremely competent in its work, there can be no assurance that clinical results will be encouraging. Other risks attendant with the clinicals include the unpredictability of the time frame for completion due to patient availability, hospital procedures and policies which could change, and changes in the principal investigators leading the clinicals.

         The Company has also been conducting clinical feasibility studies in collaboration with the Cleveland Clinic Foundation designed to lead to the development of a commercial product for cardiovascular applications. These studies are carried out under Investigational Device Exemptions ("IDE") approved by the Food and Drug Administration ("FDA") and also by the hospital's Institutional Review Board ("IRB"). There can be no assurance such studies or development will prove successful.

         5. Dependence upon Key Personnel, Consultants and Contract
Manufacturers: The Company's success is highly dependent on the retention of principal members of its management and scientific staff, key consulting arrangements and the recruitment of additional qualified personnel. The loss of key personnel or the failure to recruit additional qualified personnel could have an adverse effect on the operations of the Company. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel in the areas of the Company's activities. There is no assurance the Company will be able to attract and retain the qualified personnel necessary for the continued successful development of its business.

         The Company has entered into consulting agreements with a number of individuals and business organizations who are currently providing management, software development, and regulatory compliance and submissions. Risks attendant to the use of consultants include their competence and availability on short notice. In addition, the Company currently uses reputable contract manufacturers for the manufacture of its products. These companies have been audited by the Food and Drug Administration ("FDA") and found to be in compliance with applicable rules and regulations. However, there is no guarantee that they will remain in compliance. Additional risks attendant to the use of contract manufacturers include manufacturing priorities and the resultant ability to obtain products on a timely basis, and less control over the manufacturing process, costs and inventory control and maintenance of proprietary information.

         6. Patents, Proprietary Rights and Licenses: The Company has been awarded a number of patents that it hopes to commercially exploit. However, there can be no assurance that the patents will afford protection against competitors with similar technology. The Company also relies upon unpatented proprietary technology. No assurance can be given that the Company can meaningfully protect its rights in such unpatented proprietary technology or that others will not duplicate or independently develop substantially equivalent technology.

         In order to manufacture and market certain products, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. There can be no assurance that the Company will be able to license such technology at a reasonable cost, if at all. If the Company does not obtain such licenses, it could encounter delays in introducing such products while it attempts to design around such patents and there can be no assurance that this can be successfully done, or it could find that the development, manufacture or sale of such products could be adversely affected.

         In addition, the Company could incur substantial costs in defending itself in suits brought against it on such patents or in suits in which the Company's patents may be asserted by it against another party.

         The Company has acquired significant proprietary rights under license agreements with the Massachusetts Institute of Technology and others that permit the licensor to terminate these agreements in the event of certain material breaches by the Company. Although the Company is not currently in default under any of these agreements, there can be no assurance that such defaults will not occur in the future. Should a default occur and any of these agreements be terminated in the future, the Company could lose the right to continue to develop and market one or more products.

         7. Operating Loss and Accumulated Deficit. The Company has incurred net losses since its inception. At fiscal year ending December 31, 1995, the Company's accumulated deficit was approximately $40.9 million. Such losses have resulted principally from expenses incurred in the Company's research and development program, the acquisition of new technology, and, to a lesser extent, from general and administrative expenses. The Company incurred a loss of $1,345,910 in fiscal year 1995, and expects to incur substantial losses for fiscal year 1996 due primarily to additional research and development expenses. There can be no assurance that the Company will successfully commercially market its products or ever achieve or sustain profitability.

         8. Commercialization; Limited Manufacturing or Marketing Experience; Collaborative Relationship: The Company intends to market and sell some of its products directly, while relying on sales and marketing expertise of corporate partners for other products. The Company has limited experience in direct marketing of its products and there can be no assurance that such direct marketing will be successful. The decision to market products directly or through corporate partners will be based upon a number of factors including market size and concentration, the size and expertise of the partner's sales force in a particular market and the Company's overall strategic objectives.

         International markets will be serviced by a strategic partner (or partners) currently operating in Canada, Europe, Japan and other markets. The Company has entered into an exclusive three year international distribution agreement with SCIMED Life Systems, Inc., ("SCIMED") a wholly owned subsidiary of Boston Scientific Corporation (NYSE:BSX), which will allow interventional cardiologists at major medical institutions outside the United States, access to advanced spectroscopic techniques for the diagnosis and to facilitate treatment of cardiovascular disease. SCIMED will market the Company's Spectroscopic Guidewire(TM) System ("SGS") outside the United States. under the terms of the 3-year agreement enhancing the synergy between the Company's Spectroscopic Guidewire(TM) and SCIMED's innovative angioplasty products.

         SCIMED, founded in 1971 and a leading provider of cardiovascular devices, develops, manufactures and markets coronary and peripheral angioplasty catheters and other related disposable medical devices used in the non-surgical treatment of cardiovascular diseases.

         While the Company believes that this strategic partnership will prove beneficial to the Company, there is no guarantee that it will continue in its present form or that SCIMED will effectively sell the Company's products overseas.

         9. Product Liability and Insurance: Clinical trials or marketing of any of the Company's products may expose the Company to liability claims resulting from the use of such products. These claims might be made directly by consumers, health care providers or by others selling the products. The Company currently maintains $1 million of product liability insurance coverage. There can be no assurance that the Company will be able to maintain such insurance or, if maintained, that sufficient coverage can be acquired at a reasonable cost. An inability to maintain insurance at acceptable cost or at all, could prevent or inhibit the clinical testing or commercialization of products developed by the Company. In addition, there can be no assurance, regardless of the availability of product liability insurance, that the Company will be adequately protected from claims that may be brought against it. A product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

         10. Shares eligible for Future Sale; Dilution: Future sales of common shares by existing shareholders and holders of options and warrants could adversely affect the prevailing market price of the Company's Common Stock. The price of the Common Stock issued in this offering is substantially higher than the book value per share of the Company's Common Stock. Investors purchasing the Company's Common Stock in this offering will therefore incur immediate, substantial dilution.

         11. Reliability of Plans: Management has made its best effort to plan the development of the Company's business. However, there are substantial risks and uncertainties associated with the time schedules and financial projections. There could be errors of omission or of estimating, new events or circumstances imposed on the business that require additional time and/or capital, or the products could fail any number of tests, government requirements or market requirements, resulting in delays, redesign or even abandonment of products. Should any of these events, as well as others currently unforeseen, occur, it could materially impair management's plans for development of the business.

         12. Uncertainty of Health Care Reimbursement and Proposed Health Care
Legislation: Government and other third party reimbursement sources are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement, especially for new diagnostic and therapeutic products. If adequate coverage and reimbursement levels are not provided by government and third party reimbursement sources for uses of the products to be commercialized by the Company, market acceptance of these products could be adversely affected.


                                   THE COMPANY

         The Company, a publicly-held company located in Minnetonka, Minnesota, is a market-driven high technology medical products company that has developed novel proprietary technology for spectroscopic identification of human tissues. The Company was incorporated in the state of Minnesota on May 4, 1983 as GV Medical, Inc. Subsequently the Company changed its name to SpectraScience, Inc. on October 16, 1992, which was approved by the shareholders on May 13, 1993. The executive offices of the Company are located at 5909 Baker Road, Suite 580, Minnetonka, Minnesota 55345. Its telephone number is (612) 931-9000 and its fax number is (612) 933-9090. The Company's common stock, symbol SPSI, is currently being traded on the OTC Bulletin Board.

         The Company's unique SGS product allows cardiologists performing catheterization of the coronary arteries to identify and differentiate atherosclerotic plaques and thrombus. Knowledge of the composition of the plaque and presence of intracoronary thrombus can help the cardiologist select, in a cost effective manner, the appropriate lesion specific angioplasty modality, which may offer significant benefit to the patient in terms of maximizing success rate, minimizing complications and improving long-term patient outcomes.

         The feasibility of the technology having been established, the Company has received an IDE protocol approval from the FDA for cardiology clinical studies on the Company's SGS product, which have now commenced at two hospital sites.

         The mission of the Company is to utilize its expertise in the underlying core technologies of spectroscopy, fiber optics, computer software and hardware, and minimally-invasive medical delivery systems to design, develop, manufacture and market medical products for the diagnosis and facilitation of treatment of a broad range of human diseases. The diseases currently targeted by the Company are the diagnosis and differentiation of atherosclerotic plaques and cancerous tissues.


                               RECENT DEVELOPMENTS

         On September 30, 1994, the Company received $300,000 of bridge loan financing ("Bridge Loans"). The Bridge Loans did not bear interest. In return, lenders were given 5-year Warrants exercisable at $3.00 per share, to purchase 100,000 shares of Common Stock. During the fiscal first quarter ending March 31, 1995, the Company received $225,000 of additional Bridge Loans. Lenders for this portion of the Bridge Loans were given 5-year Warrants exercisable at $3.00 per share, to purchase 74,998 shares of Common Stock. The Bridge Loans were converted on March 31, 1995 as part of the private placement of Preferred A.

        On June 29, 1995, the Company completed the private placement of 674,998 shares of Preferred A and Warrants to purchase 225,000 shares of Common Stock for $2,025,000, including conversion of Bridge Loans, before offering costs. The selling agent, R.J. Steichen & Co., received two Warrants: a Warrant to purchase 20,000 shares and another Warrant to purchase 6,667 shares of the Company's Common Stock.

         On December 28, 1995, the Company completed an additional private placement of 792,500 shares of Preferred B and Warrants to purchase 264,175 shares of Common Stock for $3,962,500, before offering costs. The selling agent, Miller, Johnson & Kuehn, received a Warrant to purchase 79,250 shares of Common Stock and a conditional Warrant to purchase up to an additional 26,418 shares of Common Stock.

         Preferred A and Preferred B (collectively, the "Preferred Stock") and the Warrants were issued to the Selling Shareholders pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. Preferred A is convertible from time to time on or after March 31, 1996 into 674,998 shares of Common Stock. Preferred B is initially convertible on December 28, 1996 into 792,500 shares of Common Stock.

         The Company granted S-3 registration rights to the Selling Shareholders covering the resale of Common Stock issuable upon the conversion of the Preferred Stock and exercise of the Warrants (collectively, the "Shares"). The Shares are being registered by the Company on a registration statement on Form S-3, of which this prospectus forms a part, pursuant to which all of the Shares may be offered from time to time by the Selling Shareholders. In addition, the Preferred Stock has certain rights, preferences and privileges. (See "Description of Capital Stock.") Copies of the form of Warrant and the Amendments to the Company's Articles of Incorporation to designate the rights, preferences and privileges of the Preferred Stock are incorporated herein.


                                 USE OF PROCEEDS

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. However, the Company may receive gross proceeds of up to $4,900,213 if all the Warrants were exercised.

         The Company expects to use a majority of the net proceeds from the exercise of Warrants to fund development activities, clinical trials, conduct studies on alternative medical applications, and expansion of marketing, sales and manufacturing activities for the Company's SGS systems. The balance of the net proceeds will be used for working capital, general and administrative and general corporate purposes. Although the Company may use a portion of the net proceeds for the licensing of new patents, products or technologies from other entities, the Company currently has no specific plans or commitments in this regard. The amounts actually expended for each purpose and the timing of such expenditures may vary significantly depending upon numerous factors, including the progress of the Company's clinical trials, actions relating to regulatory and reimbursement matters, the costs and timing of expansion of marketing, sales, manufacturing and product development activities, the extent to which the Company's products gain market acceptance and competition. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities.


                                    DILUTION

         On December 31, 1995, the number of shares of Common Stock outstanding was 2,933,348. The net tangible book value on that date was $4,389,601, or $1.5 per share of Common Stock. The net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.

         The total number of shares of Preferred Stock that is convertible to an equivalent number of shares of Common Stock is 1,467,498. The total number of Warrants issued in connection with the Bridge Loan, issuance of Preferred A and issuance of Preferred B, to both participants and selling agents is 796,508. If all the Preferred Stock and Warrants were converted to Common Stock, then the total number of shares of Common Stock outstanding would be 5,197,354. The net assets would also increase by $4,900,213 from the exercise of Warrants. The net assets would then be $1.79 per share of Common Stock. This represents an increase of $0.29 net tangible book value per share of Common Stock from the net tangible book value per share on December 31, 1995.

         The table below illustrates the amount of dilution if all the shares of Preferred Stock were converted to Common Stock, and also if all the outstanding Warrants were exercised.

                                      ----------------------
                                         Net Tangible Book
                                        Value per share of
                                              Common Stock
                                      ----------------------

Net tangible book value on December 31, 1995     $   1.50

         Increase as a result of Conversion of
         All Preferred Stock                     ($  0.50)
                                                 --------

Net tangible book value after Conversion of
Preferred Stock                                  $   1.00

         Increase as a result of Exercise of
         All Warrants                            $   0.79
                                                 --------

Net tangible book value after Conversion of
All Preferred Stock and after Exercise of
All Warrants                                     $   1.79
                                                 ========


                              SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of Common Stock of each Selling Shareholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. (See "Plan of Distribution.")


------------------------------  ----------------------------  -----------------------------  ----------------------------
Security holder                 Number of Shares of Series    Shares of Common Stock Owned   Number of Shares and % of
                                A Preferred Shares, Series    at Dec 31, 1995 Assuming No    Common Stock Owned at Dec
                                B Preferred Shares, and/or    Preferred Shares Are           31, 1995 Assuming All Preferred
                                Warrants Owned at December    Converted or Warrants          Shares Are Converted and
                                31, 1995                      Exercised                      Warrants Exercised

(NOTE:  THIS TABLE IS ATTACHED AS EXHIBIT 99)

(1) This Registration Statement shall also cover additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Includes shares of Common Stock issuable upon conversion of 674,998 shares of Series A Preferred Stock.

(3) Includes shares of Common Stock issuable upon conversion of 792,500 shares of Series B Preferred Stock.

(4) Includes shares issuable upon exercise of Warrants to purchase 796,508 shares of Common Stock.

        The Shares being offered by the Selling Shareholders will be acquired from the Company (i) following conversion of Preferred A acquired from the Company in private placement transactions at a purchase price of $3.00 per share, (ii) following conversion of Preferred B acquired from the Company in private placement transactions at a purchase price of $5.00 per share, or (iii) upon exercise of Warrants acquired in connection with the Bridge Loans, the Preferred A and Preferred B offerings, at prices of $3.00, $5.00 and $9.50 per share.

        The selling agent, in connection with the sale of Preferred A, received a fee of $60,000 and two Warrants: a 5-year Warrant to purchase 20,000 shares of the Company's Common Stock at an exercise price of $3.00 per share, and a 3-year Warrant to purchase 6,667 shares of the Company's Common Stock at an exercise price of $5.00 per share.

        The selling agent in connection with the sale of Preferred B received a fee of $435,875 and received a 5-year Warrant to purchase 79,250 shares of the Company's Common Stock at an exercise price of $5.00 per share and a conditional 5-year Warrant to purchase up to an additional 26,418 shares of the Company's Common Stock at $9.50 per share.

         Each Selling Shareholder that purchased Preferred Stock pursuant to a Purchase Agreement represented to the Company that it would acquire the Shares for investment and has no present intention of distributing any of such Shares except pursuant to this Prospectus. The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq Small Cap Market, the over-the-counter market, or in privately-negotiated transactions and has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) the fifth anniversary of the closing of the offering of the Preferred B shares, (ii) such date as all of the Shares have been resold, or (iii) such time as all of the Shares held by the Selling Shareholders can be sold within a given three-month period without compliance with the registration requirement of the Securities Act pursuant to Rule 144.


                              PLAN OF DISTRIBUTION

         The Company will receive gross proceeds of $4,900,213 if all the Warrants were exercised, but will not receive any proceeds from the issuance of shares of Common Stock as a result of the conversion of Preferred Stock.

         The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions on the Nasdaq Small Cap market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules l0b-6 and l0b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Shares were issued to the Selling Shareholders pursuant to exemptions from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Shareholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.


                          DESCRIPTION OF CAPITAL STOCK

        The Company has 24,000,000 shares of authorized capital stock, of which 4,000,000 shares have been designated Common Stock, $.25 par value, and 20,000,000 shares have been designated Preferred Stock, $1 par value (the "Authorized Preferred Stock") of which 5,000,000 shares have been designated Preferred A and 1,000,000 shares have been designated Preferred B. On December 31, 1995, the Company had outstanding 2,933,348 shares of Common Stock, 674,998 shares of Preferred A, and 792,500 shares of Preferred B.

         In the event shareholders of the Company do not approve, on or before December 15, 1996, the authorization of sufficient additional shares of Common Stock required for the conversion of Preferred B into shares of Common Stock, the holders of Preferred B will be entitled to receive an 8% cumulative dividend, payable quarterly, in preference to the holders of Common Stock. In addition, in the event of a liquidation, winding up, or change in control of the Company, the holders of the Preferred Stock are entitled to receive, in preference to any distribution of funds to the holders of Common Stock, an amount equal to the par value of the Preferred Stock, plus any accrued but unpaid dividends.

         Each share of Preferred A is convertible into one share of Common Stock, from time to time commencing March 31, 1996. Each share of Preferred B is convertible into one share of Common Stock, plus any accrued and unpaid dividends, at any time on or after December 28, 1996. The consent of the holders of a majority of the outstanding Authorized Preferred Stock is required for the amendment of the Company's Articles of Incorporation or By-laws in a manner that directly affects the Authorized Preferred Stock.

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to the preferences applicable to the outstanding Authorized Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available for such purpose. Shareholders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock and Preferred Stock are, and the Common Stock to be outstanding upon completion of this offering, will be, fully paid and nonassessable.

         The Company has outstanding Warrants to purchase an aggregate of 796,508 shares of the Company's Common Stock. Of the outstanding Warrants, the Common Stock issuable upon exercise of Warrants to purchase 796,508 shares of Common Stock are being registered in this offering (the "Warrants"). Warrants held by the purchasers of the Preferred Stock, totalling 664,173, are exercisable at any time from the date of issuance until the third anniversary of the date of issuance.

         The selling agent for Preferred A, received two Warrants: a 5-year Warrant to purchase 20,000 shares of the Company's Common Stock at an exercise price of $3.00 per share, and a 3-year Warrant to purchase 6,667 shares of the Company's Common Stock at an exercise price of $5.00 per share. The selling agent for Preferred B received a 5-year Warrant to purchase 79,250 shares of the Company's Common Stock at an exercise price of $5.00 per share and a conditional Warrant to purchase up to an additional 26,418 shares of the Company's Common Stock at an exercise price of $9.50 per share. Conditional Warrants issued to the selling agent for Preferred B are exercisable for a period of 5 years from the expiration date of the Warrants issued to purchasers of Preferred B. The exercise price of the Warrants is subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, or recapitalization.


                                  LEGAL MATTERS

        The legality of the securities being offered hereby will be passed upon for the Company by Stephen P. Kregstein, Esq., Boulder, Colorado.


                                     EXPERTS

        The financial statements included in SpectraScience, Inc's Annual Report on Form 10-KSB for the years ended December 31, 1995 and 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.

                    SEC Registration Fee             $ 5,465
                    Accountant's Fees and Expenses   $ 2,500 *
                    Legal Fees and Expenses          $ 5,000 *
                    Miscellaneous                    $   500 *
                                                     -------
                    TOTAL                            $12,965
                                                     =======

        * Estimated, subject to change.

The Selling Shareholders will not bear any portion of the expenses of registration of the Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Minnesota Business Corporation Act ("MBCA") permits a corporation to indemnify its directors, officers and certain others acting in an official capacity for the corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including attorneys' fees and expenses, if, with respect to the acts or omissions of the person, the person: (1) has not been indemnified by another party; (2) acted in good faith; (3) received no improper personal benefit; and (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In general, the person must have reasonably believed that his or her conduct was in the best interests, or not opposed to the best interests, of the corporation.

         Article IX of the By-laws of the Company requires the Company to indemnify a director or officer to the extent permitted and required by Minnesota Statutes Section 302A.521. The Company must make advance payments upon the request of an eligible person if the person signs an affidavit stating that he or she honestly believes he or she has met the criteria for indemnification and promises to repay the Company if it is ultimately found that the criteria were not met. The determination as to whether the criteria are met is made by a board of disinterested directors, a committee of two or more disinterested directors, special legal counsel, or the shareholders, depending upon the circumstances of each case. If a determination is made that the person is not eligible for indemnification or if no determination is made within sixty days after the termination of the proceedings or after a request for an advance of expenses, the person may petition a court for an independent determination. The shareholders of the Company will be notified in the annual reports of all indemnification payments made in derivative action suits.

         The Company also maintains insurance policies for general officers and directors liability covering all of the Company's officers and directors in certain instances where by law they may not be indemnified by the Company.


ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

 4.1      Articles of Incorporation, As Amended
 4.2      Form of Warrant Agreement
 5.1      Opinion of Stephen P. Kregstein, Esq.
23.1      Consent of Stephen P. Kregstein, Esq. (included in Exhibit 5.1)
23.2      Consent of Ernst & Young LLP
24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures")
99        List of Selling Shareholders


ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act;

       (ii) Reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change of such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b) That, for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 (a) or
Section 15 (d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, Minneapolis on February 14, 1996.

                                        SPECTRASCIENCE, INC.


                                        By:  /s/ Brian T. McMahon
                                                 BRIAN T. MCMAHON
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Brian T. McMahon and Ching-Meng Chew, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitutes or substitute may lawfully do or cause to be done by virtue thereof.


Signature                                        Title                                 Date
---------                                        -----                                 ----

/s/ Brian T. McMahon                President, Chief Executive Officer          February 14, 1996
-------------------------              and Director
   Brian T. McMahon                    (Principal Executive Officer)


/s/ Ching-Meng Chew                 Vice President Finance and                  February 14, 1996
-------------------------              Administration, Chief Financial
   Ching-Meng Chew                     Officer, Treasurer, Secretary
                                       (Principal Financial and Accounting
                                       Officer)


/s/ Henry M. Holterman              Director                                    February 14, 1996
-------------------------
   Henry M. Holterman


/s/ Nathaniel S. Thayer             Director                                    February 14, 1996
-------------------------
   Nathaniel S. Thayer




                                              EXHIBIT INDEX


Number         Description                                                                                        Page No.

4.1            Articles of Incorporation, As Amended*                                                                18

4.2            Form of Warrant Agreement*                                                                            27

5.1            Opinion of Stephen P. Kregstein, Esq.*                                                                35

23.1           Consent of Stephen P. Kregstein, Esq.  (included in Exhibit 5.1)                                      35

23.2           Consent of Ernst & Young LLP*                                                                         36

24.1           Power of Attorney (included in Part II of this Registration Statement under the caption               16
               "Signatures")

99             List of Selling Shareholders*                                                                         37


---------------------------------

* Filed herewith